Exhibit 18

August 8, 2007

Mr. Andrew Coticchio

Executive Vice President, Chief Financial Officer and Treasurer

Idearc Inc.

2200 West Airfield Drive

D/FW Airport, TX 75261

Dear Mr. Coticchio:

Note 2 of the Notes to the consolidated financial statements of Idearc Inc. and subsidiaries (“Idearc”) included in its Form 10-Q for the quarter ended June 30, 2007 describes a change in the method of accounting for sales commissions from expensing sales commissions on an as incurred basis to deferring and recognizing these costs over the life of the related directory or advertising service. There are no authoritative criteria for determining a ‘preferable’ method of accounting for sales commissions based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of Idearc subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP